EXHIBIT 4.13
GLAXOSMITHKLINE plc
THE GSK RESEARCH & DEVELOPMENT EMPLOYEE INVENTOR AWARD PROGRAMME
1.	The purpose

The purpose of this Programme is to provide awards to employees and former employees of the Group in recognition of their inventive contribution made towards a successful patented product. Awards will normally be in the form of Shares but may, in certain cases, be in cash.

2.	Definitions

2.1	In this Programme:

Award means an award made under this Programme;

Company means GlaxoSmithKline plc;

Dealing Rules means any statute or regulation, or code adopted by the Company (based on the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them or the equivalent in other countries) which relate to dealing in a company’s shares;

Directors means the Board of Directors of the Company;

Employee means any employee or executive director of any member of the Group (but excluding any of the Directors or former Directors);

Group means the Company or any of its Subsidiaries and the expression member of the Group is to be construed accordingly;

Inventor means any individual who contributed to the conception of an invention as it is later reduced to practice and who is named as such on a Patent related to that invention;

Patent means any patent of the Company or any member of the Group;

Programme means the GSK Research & Development Employee Inventor Award Programme constituted by this document as amended from time to time;

Programme Committee means a committee of such persons as the Remuneration Committee may from time to time decide;

Remuneration Committee means the Remuneration Committee of the Directors;

Rules means these rules as amended from time to time;

Shares means fully paid ordinary shares in the Company or, where appropriate, American Depositary Shares (ADSs) representing them;

Subsidiary has the meaning set out in section 736 of the Companies Act 1985 or, after its repeal, section 1159 of the Companies Act 2006;

Trustee means the trustee of any employee benefit trust established for the benefit of some or all of the Employees.

2.2	Where the context so admits or requires the singular includes the plural and masculine includes the feminine and vice versa; references to any statutory provision shall include any modification or re-enactment or any rule or regulation promulgated under it.

2.3	Headings shall be ignored in construing the Rules.

3.	Operation of the Programme

3.1	Operation

The Programme will be operated and administered by the Programme Committee.

3.2	Timing

An Award may be made at any time which is not precluded by any Dealing Rule.

3.3	Eligibility

Awards may be granted to Inventors who are current or former Employees. Other than in exceptional circumstances, Awards may only be granted to Inventors who are former Employees where local legislation requires that the Inventor be compensated for the invention in question.

If the Programme Committee decides to make an Award in respect of an Inventor who has died, it will make that Award to the estate of that Inventor with the intention that it shall form part of that estate to be dealt with accordingly.

Awards may not be made to Directors or former Directors without the prior consent of the Company in general meeting.

3.4	Granting Awards

Awards will be made in accordance with the principles from time to time adopted by the Programme Committee and approved by the Remuneration Committee; the initial principles are set out in the Schedule to this Programme.

3.5	Nature of Awards

Awards will normally be in the form of Shares. Awards of Shares may only be made to current or former Employees.
In any other case where the Programme Committee so decides, the Award will be the cash equivalent of the Shares in respect of which the Award would otherwise have been made.

3.6	Transfer of Shares

Where an Award of Shares is made, the Company must, subject to the rest of this Rule, procure the transfer to the recipient of those Shares as soon as practicable thereafter. Awards may not be satisfied by the issue of new Shares, or by the transfer of Shares held in treasury, without the prior consent of the Company in general meeting.

The Company, any employing company or the Trustee (at the direction, and for the benefit, of the Company or the employing company) may withhold any amount and make any such arrangements as it considers necessary to meet any liability to taxation or social security contributions due or reasonably considered by it to be due, in respect of Awards and the recipient will be obligated to pay any such amounts. These arrangements may include, but are not limited to, the sale (and use of the proceeds to discharge liability) of any Shares comprised in an Award on behalf of the recipient. In these cases, the number of Shares sold will be rounded up to the nearest Share and any cash balance (representing the value of less than one Share) may be retained by the withholding entity or such persons as it may direct.

For the avoidance of doubt, references in this Rule 3.5 to social security contributions may also extend to cover employer’s social security contributions, subject to any legislative requirements.

3.7	Payment of cash

Where an Award is to be satisfied in cash, the Company must pay, or procure that there is paid, the amount due to the recipient as soon as practicable thereafter. There must be withheld from the payment such deductions on account of tax, social security contributions and other similar liabilities as the Programme Committee may consider necessary or desirable.

4.	General

4.1	Pensions

Awards are not to be taken into account when calculating any Inventor’s remuneration for the purposes of a retirement benefits scheme.

4.2	Notices

Any notice or other document given to any Inventor pursuant to the Plan will be delivered to him or sent by post to him at his home address according to the records of the Company or such other address as may appear to the Programme Committee to be appropriate or sent to his office e-mail address. Notices or other documents sent by post will be deemed to have been given two days following the date of posting. However, notices sent by or to an Inventor who is working outside the United Kingdom and United States of America will be deemed to have been received on the seventh day after posting.
Any notice or document given to the Company must be delivered by hand or sent by post to its registered office marked for the attention of the Company Secretary, or such other address as is nominated by the Company and the documents will be deemed to have been received upon actual receipt by the Company Secretary (or his appointed agent). A notice or document may be sent to the Company by e-mail but must be addressed to the Company Secretary or his appointed agent, and receipt must be appropriately acknowledged. Notices sent by e-mail to the Company will be deemed to have been given when receipt has been acknowledged.

4.3	Interpretation of Rules

The decision of the Remuneration Committee in any question of interpretation of the Rules or any dispute relating to or connected with this Programme will be final and conclusive.

4.4	Contract of employment

Nothing in this Programme will form part of an Employee’s contract of employment. In particular, but without limitation, nothing in this Programme confers upon an Employee the right to receive an Award.

An Employee will not have any right to compensation or damages or any other sum or benefit in respect of his ceasing to participate, or ceasing to be eligible to participate, in the Programme or in respect of any loss or reduction of any rights or expectation under the Programme in any circumstances and participation in the Programme is permitted only on the basis that all or any such right as might otherwise arise is excluded and waived.

Nothing in this Programme will confer any benefit on a person who is not an Employee and no such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Programme but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

5.	Changes to and termination of the Programme

5.1	Amendment

The Remuneration Committee may in its discretion waive, amend or add to these Rules as it thinks fit except that the prior consent of the Company in general meeting is required:
(i)	before an Award may be granted to a Director or former Director; or

(ii)	before an Award may be satisfied by the issue of new Shares or the transfer of Shares held in treasury.
5.2	Employees’ share scheme

No amendment will take effect to the extent that the Programme would cease to be an “employees’ share scheme” as defined in section 743 of the Companies Act 1985 or (after its repeal) section 1166 of the Companies Act 2006.

5.3	Termination

The Remuneration Committee may terminate the Programme at any time.

6.	Governing Law and Jurisdiction

English law governs this Programme and, if there is any conflict of laws, English law will prevail. All members of the Group Companies, Employees and recipients of Awards submit to the jurisdiction of the English Courts as regards any matter arising under the Programme.

SCHEDULE
Eligibility
Awards may be granted to Inventors who are named on Patents which relate to any novel products which are launched by the Company in a major market on or after 1 January 2007; Awards will only be granted on the first occasion on which the novel product is so launched. The major markets at the date of the establishment of this Programme are the United States of America, the United Kingdom, France, Germany, Italy, Spain and Japan.
Initial Award
Initial Awards will be in respect of such number of Shares as the Programme Committee may decide but the total number of Shares in respect of which Awards may be granted to Inventors for each Patent Type will not exceed the maximum listed in the allocation Table below; this Table has been compiled on the basis of an assumed overall award value of £0.5 million for a New Chemical Entity and the market value of a Share at the date of the adoption of the Programme. The Programme Committee may adopt a new allocation Table, or make awards on a different basis, either generally or on a case by case basis having regard to such matters as it considers appropriate including, but not limited to, the projected value of a product and the current market value of a Share.
Unless the Programme Committee decides otherwise, which it will only do in exceptional circumstances where it determines that the contribution of any co-Inventors is not equal, each co-Inventor will be granted an Award over the same number of Shares.

	1st launch in major market
	Total for all	Maximum per
Patent /Claim Type[1]	Inventors	Inventor
Primary patent protection for New Chemical Entity e.g. specific, generic claim	20,000	5,000
Other key patent protection for approved product e.g. formulation, use, combination, device claims	10,000	2,500
Relevant secondary patents e.g. final stage production processes, salt claims	4,000	1,000
Subsequent Awards
The contribution to the Group of each product (in respect of which Initial Awards have been granted) will be assessed after 5 years. In such circumstances as the Programme Committee determines to be appropriate, it may grant further Awards to the Inventors.

[1]	10 October 2008 — Award table was updated as agreed by Programme Committee to differentiate claims within a patent.